UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2005

The Bluebook International Holding Company
(Exact name of registrant as specified in its charter)

Delaware	000-31008	98-0215787
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21098 Bake Parkway, Suite 100, Lake Forest, CA 92630-2163
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 470-9534

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2005 The Bluebook International, Inc. (“Bluebook”), a wholly owned subsidiary of The Bluebook International Holding Company, entered into a Web Services Agreement (the “Agreement”) with Homesite Insurance Company (“Homesite”). The term of the Agreement is for two years. Under the Agreement Bluebook granted Homesite a non-exclusive and non-transferable license to access via the Internet the Software, Information and the User-Guide of the Bluebook Insured-to-Value Solution, “InsureBASE.” InsureBASE is an automated residential property information system designed to help insurers mitigate the risks associated with determining and maintaining accurate replacement cost values for residential properties. Homesite agreed to pay Bluebook a transactional fee for every completed valuation. The Agreement expressly provides that Bluebook and Homesite anticipate a minimum of 100,000 transactions annually. Accordingly, Homesite will receive a discounted transaction fee in exchange for the two-year term of the Agreement. In the event Homesite terminates the Agreement before the end of the two-year term, Homesite must pay the difference between the discounted transaction fee and the fee that otherwise would have been charged to Homesite based on the actual number of transactions completed. Either party may terminate the Agreement upon providing 90 days advance written notice to the other party. If Bluebook has received any unearned transactions fees by Homesite, Bluebook is required to refund those amounts, if any, under the terms of the Agreement. Upon termination by Homesite, Homesite must immediately cease and desist any and all access to and attempts to access the software and services, and Homesite must pay any and all remaining balances including any termination fees in full within 30 days.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Not Applicable

(b) Pro forma financial information.

Not Applicable

(c) Exhibits:

10.1	Web Services Agreement entered into on March 7, 2005 by and between The Bluebook International, Inc. and Homesite Insurance Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    March 11, 2005

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY

By:	/s/ Mark A. Josipovich
Mark A. Josipovich
Chief Executive Officer